Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Santander BanCorp on Form S-3 of our report dated February 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain adjustments to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments), incorporated by reference in the Annual Report on Form 10-K of Santander BanCorp for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
June 3, 2004

Stamp No. 1962105
affixed to original